Exhibit 2.1

Minco Gold Corporation

Condensed Interim Financial Statements

For the three months ended March 31, 2018 and 2017

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

(1)

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of condensed interim financial statements; they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited condensed interim financial statements of Minco Gold Corporation have been prepared by, and are the responsibility of, the Company’s management. The accompanying unaudited condensed interim financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board applicable to the preparation of interim financial statements, including IAS 34, Interim Financial Reporting.

Minco Gold Corporation’s independent auditor has not performed a review of these condensed interim financial statements in accordance with standards established by the Canadian Institute of Chartered Professional Accountants for a review of condensed interim financial statements by an entity’s auditor.

Dr. Ken Cai	Larry Tsang, CPA, CA
Chief Executive Officer	Chief Financial Officer

Vancouver, Canada
May 25, 2018

(2)

Index

Page
Condensed Interim Financial Statements	4 - 7

Condensed Interim Statements of Financial Position	4
Condensed Interim Statements of Income (Loss) and
Comprehensive Income (Loss)	5
Condensed Interim Statements of Changes in Equity	6
Condensed Interim Statements of Cash Flow	7

Notes to Condensed Interim Financial Statements		8 - 16

1	General information and liquidity risk	8
2	Basis of preparation	8
3	New accounting standards issued but not yet effective	8
4	Cash and cash equivalents	8
5	Short-term investment	9
6	Investments at fair value	9
7	Share capital	11
8	Related party transactions	12
9	Financial instrument and fair value measurements	13
10	Subsequent events	16

(3)

Minco Gold Corporation

Condensed Interim Statements of Financial Position

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	March 31,	December 31,
	2018	2017
Assets	$	$
Current assets
Cash and cash equivalents (note 4)	2,804,243	3,642,328
Short-term investment (note 5)	404,821	271,455
Investment at fair value (note 6)	11,625,592	13,614,050
Receivables	36,182	25,713
Due from related parties (note 8)	74,482	38,945
Prepaid expenses and deposits	103,745	120,921
	15,049,065	17,713,412

Non-current assets
Long-term deposit	26,295	26,295
Property, plant and equipment	4,440	5,197
Total assets	15,079,800	17,744,904
Liabilities
Current liabilities
Accounts payable and accrued liabilities	115,586	186,635
Shareholders’ Equity
Share capital (note 7(a))	41,976,886	41,976,886
Contributed surplus	9,759,873	9,630,905
Deficits	(36,772,545)	(34,049,522)
	14,964,214	17,558,269

Total liabilities and shareholders’ equity	15,079,800	17,744,904

Approved by the Board of Directors

(signed) Malcolm Clay	Director	(signed) Robert Callander	Director

The accompanying notes are an integral part of these condensed interim financial statements.

(4)

Minco Gold Corporation

Condensed Interim Statements of Income (Loss) and Comprehensive Income (Loss)

For the three months ended March 31, 2018, and 2017

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	Three months ended March 31,
	2018	2017
	$	$
Net gain (loss) from investments (note 6)	(2,490,649)	3,682,834
Dividend, fund distribution, and interest income	19,800	9,542
	(2,470,849)	3,692,376
Operating expenses
Accounting and audit	14,334	16,116
Amortization	757	873
Consulting	17,161	17,537
Directors’ fees	17,500	16,000
Investor relations	8,975	9,039
Legal and regulatory	15,700	24,538
Office and miscellaneous	33,136	56,427
Property and investment evaluation	16,688	46,315
Salaries and benefits	74,255	33,161
Share-based compensation (note 7(b))	128,968	63,135
Travel and transportation	11,799	9,721
Total operating expenses	339,273	292,862
Operating income (loss)	(2,810,122)	3,399,514
Foreign exchange gain (loss)	87,099	(39,077)
Net income (loss) and comprehensive income (loss) for the period	(2,723,023)	3,360,437
Earnings (loss) per share
Basic	(0.05)	0.07
Diluted	(0.05)	0.06
Weighted average number of common shares outstanding Basic	50,733,381	50,733,381
Diluted	50,733,381	53,736,715

The accompanying notes are an integral part of these condensed interim financial statements.

(5)

Minco Gold Corporation

Condensed Interim Statements of Changes in Shareholders’ Equity

For the three months ended March 31, 2018, and 2017

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	Number of shares	Share capital	Contributed surplus	Deficits	Subtotal
		$	$	$	$

Balance - January 1, 2017	50,733,381	41,976,886	9,322,102	(30,751,944)	20,547,044
Net income for the period	—	—	—	3,360,437	3,360,437
Share-based compensation	—	—	63,135	—	63,135
Balance - March 31, 2017	50,733,381	41,976,886	9,385,237	(27,391,507)	23,970,616

Balance - January 1, 2018	50,733,381	41,976,886	9,630,905	(34,049,522)	17,558,269

Net loss for the period	—	—	—	(2,723,023)	(2,723,023)
Share-based compensation	—	—	128,968	—	128,968
Balance - March 31, 2018	50,733,381	41,976,886	9,759,873	(36,772,545)	14,964,214

The accompanying notes are an integral part of these condensed interim financial statements.

(6)

Minco Gold Corporation

Condensed Interim Statements of Cash Flow

For the three months ended March 31, 2018, and 2017

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	Three months ended March 31,
	2018	2017
Cash flow provided by (used in)	$	$
Operating activities
Net income (loss) for the period	(2,723,023)	3,360,437
Items not affecting cash and cash equivalent:
Amortization	757	873
Foreign exchange loss (gain)	(87,099)	39,077
Realized gain from investments	(19,840)	—
Net unrealized loss (gain) from investments	2,510,489	(3,682,834)
Share-based compensation	128,968	63,135
Purchase of short-term investment	(384,821)	(20,013)
Redemption of short-term investment	251,455	1,034,250
Purchase of investments	(1,071,448)	(834,232)
Disposition of investments	569,256	—
Changes in items of working capital:
Accounts payable and accrued liabilities	(71,049)	(116,800)
Due from (to) related parties	(35,537)	(143,022)
Prepaid expenses and deposits	17,176	27,597
Receivables	(10,468)	147,346
Net cash used in operating activities	(925,184)	(124,186)
Effect of exchange rate changes on cash and cash equivalents	87,099	(39,077)
Decrease in cash and cash equivalents	(838,085)	(163,263)
Cash and cash equivalents- Beginning of period	3,642,328	4,575,119
Cash and cash equivalents- End of period	2,804,243	4,411,856

The accompanying notes are an integral part of these condensed interim financial statements.

(7)

Minco Gold Corporation

Condensed Interim Statements of Cash Flow

For the three months ended March 31, 2018, and 2017

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

1.	General information

Minco Gold Corporation (“Minco Gold” or the “Company”) was incorporated in 1982 under the laws of British Columbia, Canada as Cap Rock Energy Ltd. The Company changed its name to Minco Gold in 2007. The registered office of the Company is 2028, 1055 West Georgia Street, British Columbia, Canada. The Company’s common shares are traded on the TSX Venture Exchange (“TSX-V”) under the symbol “MMM and on the OTC Market in the USA (“OTCQX”) under the symbol MGHCF.

2.	Basis of preparation

Minco Gold is an investment Company whose objective is to achieve long term capital appreciation, while preserving capital, by investing in public and private equity securities.

These financial statements were approved by the board of directors for issue on May 25, 2018.

The accounting policies applied in these condensed interim financial statements are consistent with those applied in the preparation of the financial statements for the year ended December 31, 2017 except the adoption of IFRS 9 commencing January 1, 2018. Certain prior period financial information has been reclassified to conform to the presentation in the current period.

IFRS 9, Financial Instruments, addresses classification and measurement of financial assets. It replaces the multiple category and measurement models in IAS 39 Financial Instruments: Recognition and Measurement for debt instruments with a new mixed measurement model having only two categories: amortized cost and fair value through profit or loss. Requirements for financial liabilities are largely carried forward from the existing requirements in IAS 39 except that fair value changes due to credit risk for liabilities designated at fair value through profit and loss are generally recorded in other comprehensive income.

There are no impacts to the Company’s financial statements for the adoption of IFRS 9 (note 9).

3.	New accounting standards and amendments issued but not yet effective

IFRS 16, Leases, replaces the previous leases standard IAS 17, Leases and Related Interpretations, and sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract, i.e. the customer (lessee) and the supplier (lessor). IFRS 16 is effective January 1, 2019. The adoption of IFRS 16 may increase the leased assets and liabilities of the Company recorded in the statement of financial position.

4.	Cash and cash equivalents

Cash and cash equivalents comprise cash at banks and on hand and guaranteed investment certificates with initial maturities of ninety days or less. The Company did not hold any cash equivalents as at March 31, 2018 and December 31, 2017.

5.	Short-term investment

As at March 31, 2018, short-term investments consist of $404,821 cashable guaranteed investment certificates, with maturity on August 29, 2018. The yields on these investments are between 1.05% and 1.6% per annum.

As at December 31, 2017, short-term investments consist of $271,455 cashable guaranteed investment certificates, with maturity on August 29, 2018. The yield on this investment is 1.05% per annum.

(8)

Minco Gold Corporation

Condensed Interim Statements of Cash Flow

For the three months ended March 31, 2018, and 2017

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

6.	Investments at fair value

The Company has the following investments as at March 31, 2018:

Number of Shares/Units Held		Fair value
Public companies (resources entities):		$
-Minco Silver Corp.	11,000,000	6,930,000
-Hudson Resources Inc.	2,142,857	1,050,000
-RoxGold Inc.	398,800	400,768
-Equinox Gold Corp.	274,600	304,806
-Continental Gold Inc.	70,025	247,889
-Neo Performance Materials Inc.	11,000	192,060
-Pretium Resources	14,000	119,878
-ETFS Physical Palladium	1,000	116,820
-Sherritt International	100,000	113,000
-FMC Inc.	1,100	108,686
-Almaden Minerals Ltd.	100,000	108,032
-Oceana Gold Corp.	30,000	104,100
-Cobalt 27 Capital	5,000	66,250
- Global X Lithium & Battery ETF	1,500	63,836
Public dividend-paying equities (non-resources)	various	946,307
Private Company:
-El Olivar Imperial		516,160
		11,388,592

	Number of Warrants Held	Fair value
		$
- EI Olivar	600,000	—
-Hudson Resources Inc.	1,071,428	237,000
		237,000

Total investments		11,625,592

The Continuity of the Company’s investments is as follows:

	December 31, 2017	Additions (iv)	Dispositions (iv)	Unrealized gains (losses)	March 31, 2018
	$	$	$	$	$
Investment in public entities:
-Shares and partnership units (i)	12,866,912	1,071,448	(549,417)	(2,516,511)	10,872,432
-Share purchase warrants (ii)	245,000	—	—	(8,000)	237,000
Investment in a EI Olivar Imperial
-Shares and warrants (iii)	502,138	—	—	14,022	516,160
Total	13,614,050	1,071,448	(549,417)	(2,510,489)	11,625,592

(9)

Minco Gold Corporation

Condensed Interim Statements of Cash Flow

For the three months ended March 31, 2018, and 2017

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

6.	Investments at fair value (Continued)

(i) On March 31, 2018, the Company held 11,000,000 common shares of Minco Silver Corporation (“Minco Silver”), which was approximately 18% of Minco Silver number of outstanding shares (December 31, 2017 : 11,000,000 common shares or approximately 18% ownership).

(ii). The Company considers the closing share price of investments issued by public entities at each reporting date as the fair value. The Company applies the Black Scholes option pricing model to value public company’s share purchase warrants at the reporting date.

(iii). On December 22, 2016, the Company acquired 5.90% or 400,000 units (“Unit’) of El Olivar Imperial SAC (“El Olivar”), a privately held Peruvian corporation, at US$1.00 per unit through a private placement. Each Unit consists of one Class A voting preferred share and 1.5 Class A share purchase warrants (the “EI Warrant”), with each full warrant entitling the holder to purchase one additional Class A voting share at a price of US$1.00. The expiry date of the EI Warrant, initially set on July 18, 2017, was subsequently revised to the date that is twenty business days following notification in writing by EI Olivar that all permits necessary to build its mining facilities have been received . As of the date of this report, the Company had not yet received this notification.

As part of the consideration for the investment in El Olivar, Minco Gold shall receive an annual cash dividend in U.S. dollars equal to 6% of the total invested amount, calculated from the closing date of investment and payable starting on the date that is 18 months from the closing date. The Company has not accrued the dividend receivable given EI Olivar has not started its operations and the timing and structure of the initial dividend payment is uncertain.

One director of the Company is also a director, an officer, and a controlling shareholder of EI Olivar.

The cost of the investment in EI Olivar was USD$400,000, which approximated its fair value as at March 31, 2018, since EI Olivar did not have any significant changes that may cause a material change to El Olivar’s fair value after the Company’s acquisition of their shares. The carrying value has changed due to the appreciation of US dollars against Canadian dollars during the three months ended March 31, 2018.

(iv) During the quarter ended March 31, 2018, the Company acquired common shares/share purchases warrants/partnership units that are publically traded on Canadian stock exchanges for a total cost of $451,188 and acquired shares on the United States exchanges for a total cost of USD$491,514 (totaling $1,071,448). The Company disposed of common shares for net proceeds of $430,185 on Canadian stock exchanges and USD$109,965 on the United States exchanges (totaling $569,256).

Details of the Companys’ net gain (loss) on investments are as follows:

	Three months ended March 31,
	2018	2017
Net realized gain (loss) on investments	$64,500	$—
Reversal of previously recorded unrealized gain (loss) on investments	(44,660)	—
Change in unrealized gain (loss) on investments	(2,510,489)	3,682,834
Net gain (loss) on investments	$(2,490,649)	$3,682,834

Refer to note 10 for the investments acquired and disposed of after the period ended March 31, 2018.

(10)

Minco Gold Corporation

Condensed Interim Statements of Cash Flow

For the three months ended March 31, 2018, and 2017

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

7.	Share capital

a.	Common shares and contributed surplus

Authorized: 100,000,000 common shares without par value

b.	Stock options

Minco Gold may grant options to its directors, officers, employees and consultants under its stock option plan (the “Stock Option Plan”). The Company’s board of directors grants such options for periods of up to five years, with vesting periods determined at its sole discretion and at prices equal to or greater than the closing market price on the day preceding the date the options are granted. These options are equity-settled.

The current Stock Option Plan that was adopted and approved on June 27, 2017 provides that options may be granted to directors, employees and consultants or any of its affiliates of the Company on terms determined within the limitations set out in the Option Plan. The Company has implemented a fixed plan whereby it has reserved 10,152,976 shares for issuance under the Plan.

During the three months ended March 31, 2018, the Company granted stock options to purchase 3,580,000 common shares to employees, consultants and directors at an exercise price of $0.17 per common share. These options vest over an 18-month period from the issue date and will expire five years after issuance if unexercised. A continuity of options is as follow:

	Number outstanding	Weighted average exercise price
		$
January 1, 2017	5,243,334	0.43
Granted	2,400,000	0.23
Forfeited	(10,000)	0.26
Expired	(2,255,000)	0.57
Balance, December 31, 2017	5,378,334	0.28
Granted	3,580,000	0.17
Forfeited	(40,000)	0.26
Expired	(1,090,000)	0.46
Balance, March 31, 2018	7,828,334	0.21

The Company charged $128,968, and $63,135 share-based compensation for the three months ended March 31, 2018 and 2017, respectively. As at March 31, 2018, there was $337,866 (2017 - $80,708) of unrecognized compensation cost relating to unvested stock options.

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Minco Gold Corporation

Condensed Interim Statements of Cash Flow

For the three months ended March 31, 2018, and 2017

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

7.	Share capital (continued)

Options outstanding				Options exercisable

Range of exercise prices	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price
$			$		$
0.17 - 0.19	4,055,000	4.76	0.17	208,332	0.19
0.20 - 0.24	2,928,334	3.41	0.24	2,261,664	0.24
0.25 - 0.26	845,000	0.80	0.26	845,000	0.26
	7,828,334	3.83	0.21	3,314,996	0.24

The Company uses the Black-Scholes option pricing model to determine the fair value of the options with the following assumptions:

	2018	2017
Risk-free interest rate	0.78% - 2.07%	0.78% - 1.74%
Dividend yield	0%	0%
Volatility	97%	97%
Forfeiture rate	20%	21%
Estimated expected lives	5 years	5 years

Option pricing models require the use of subjective estimates and assumptions including the expected stock price volatility. The stock price volatility is calculated based on the Company’s historical volatility. Changes in the underlying assumptions can materially affect the fair value estimates.

8.	Related party transactions

Investments

Refer to Note 6 for description of the Company’s relationship and transaction with its investees, El Olivar and Minco Silver.

Shared office expenses

Minco Gold, Minco Silver, and Minco Base Metals Corporation (“MBM”) has a common director and common CEO and CFO. The Company shared offices and certain administrative expenses in Vancouver with Minco Silver and MBM.

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Minco Gold Corporation

Condensed Interim Statements of Cash Flow

For the three months ended March 31, 2018, and 2017

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

8.	Related party transactions (continued)

Due from related parties

As at March 31, 2018, the Company had the following amounts due from related parties:

-	$52,132 due from Minco Silver (December 31, 2017 - $27,523), in relation to shared office expenses reimbursement.

-	22,350 due from MBM (December 31, 2017 - $11,422), in relation to shared office expenses reimbursement.

The amounts due to and due from related parties are unsecured, non-interest bearing and payable on demand.

Key management compensation

Key management includes the Company’s directors and senior management. This compensation is included in exploration costs and administrative expenses.

For the three month ended March 31, 2018 and 2017, compensation to key management are as follows:

Three months ended March 31,	2018	2017
	$	$
Cash remuneration	83,548	71,162
Share-based compensation	114,722	54,656
Total	198,270	128,818

The above transactions were conducted in the normal course of business.

9.	Financial instruments and fair value measurements

Financial assets and liabilities have been classified into categories that determine their basis of measurement and, for items measured at fair value, whether changes in fair value are recognized in the statement of income or comprehensive income. Those categories are: loans and receivables, other financial liabilities and financial assets measured at fair value through profit or loss.

(13)

Minco Gold Corporation

Condensed Interim Statements of Cash Flow

For the three months ended March 31, 2018, and 2017

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

9.	Financial instruments and fair value measurements (continued)

The following table summarizes the carrying value of financial assets and liabilities at March 31, 2018 and December 31, 2017:

	March 31, 2018	December 31, 2017
	$	$
Fair value through profit and loss :
Investments at fair value (note 6)	11,625,592	13,614,050
Loan and receivable (amortized cost):
Cash	2,804,243	3,642,328
Short-term investment	404,821	271,455
Receivables	36,182	25,713
Due from related parties	74,482	38,945
Other Financial Liabilities (amortized cost):
Accounts payables and accrued liabilities	115,586	186,635

As at March 31, 2018 and December 31, 2017, financial instruments that are not measured at fair value on the balance sheet are represented by cash, short-term investments, receivables, due from related parties, account payable and accrued liabilities. The fair values of these financial instruments approximate their carrying value due to their short-term nature.

Financial assets and liabilities that are recognized on the balance sheet at fair value can be classified in a hierarchy that is based on the significance of the inputs used in making the measurements. The levels in the hierarchy are:

Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 - inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3 - inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs).

As at March 31, 2018, the Company's financial assets measured at fair values through profit or loss are as follows:

March 31, 2018	Level 1	Level 2	Level 3
	$	$	$
Investments at fair value,	10,899,432	—	753,160

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Minco Gold Corporation

Condensed Interim Statements of Cash Flow

For the three months ended March 31, 2018, and 2017

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

9.	Financial instruments and fair value measurements (continued)

Fair value of investments classified as level 3 are reconciled as followas:

	December 31, 2017	Additions/ (dispositions)	March 31, 2018	Unrealized gain (loss) recognized in profit or loss
	$	$	$	$
400,000 units of EI Olivar (Note 5)	502,138	-	516,160	14,022
1,071,428 share purchase warrants of Hudson Resources Inc. (“HUD”), a Canadian public company	245,000	-	237,000	(8,000)
	747,138		753,160	6,022

The fair value of the investment in EI Olivar on March 31, 2018 was US$400,000 ($516,160) which was estimated based on latest market transaction value of this investment, which was from December 2016 (US$400,000 or $537,860), when the Company first acquired the investment.

The fair value of this investment on March 31, 2018 only changed as a result of movements in foreign exchange, as there are no significant events identified during 2018 resulting in a change in fair value of EI Olivar. The principal business of EI Olivar is to construct and operate a processing manufacturing plant of gold mining ores and tailings in Peru. A change in the strength of Peru’s currency relative to Canadian dollars, a change in the price of gold, and receipt of all the required permits for the construction and operation of the processing plant will impact the fair value of this investment. No significant change was noted in these areas in 2018.

The Company has used Black-Scholes option pricing models to value those 1,071,428 share purchase warrants of HUD with the following assumptions applied: Annual volatility of 85%; risk free rate of 1.76% per annum; exercise price of $0.50 per share; expected dividend of 0%, and expected life of 1.95 years. The share price of HUD, and the above factors will have significant impacts to the fair value of the share purchase warrants.

(15)

Minco Gold Corporation

Condensed Interim Statements of Cash Flow

For the three months ended March 31, 2018, and 2017

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

10.	Subsequent events.

Subsequent to the period ended March 31, 2018, the Company acquired shares from the open market for net cost of $713,264 and disposed of shares in the open market for net proceeds of $259,971.

In addition of the above, the Company acquired units through two private placements for a total cost of $300,700. Details are as follow:

(i) Amarillo Gold - 715,000 units acquired through a private placement financing at a price of 28 cents per unit. Each unit comprises one common share and one-half of one common share purchase warrant. Each whole warrant entitles the holder to purchase one additional common share at an exercise price of 38 cents for a period of 24 months following the date of issue.

(ii) Mexican Gold  - 335,000 units acquired through a private placement financing at a price of 30 cents per unit.  Each unit consists of one common share and one common share purchase warrant.  Each warrant entitles the holder to purchase one additional common share at an exercise price of 60 cents for a period of 36 months following the date of issue.

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